LMS MEDICAL SYSTEMS INC.

CONTACT:

Andrea Miller, Communications
5252 de Maisonneuve West, Suite 314
Montreal, Quebec, Canada, H4A 3S5

Tel : (514) 488-3461 ext. 222       Fax: (514) 488-1880
www.lmsmedical.com / investor@lmsmedical.com

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For Immediate release

                      LMS ANNOUNCES 2005 FINANCIAL RESULTS

MONTREAL, QUEBEC, JUNE 14, 2005 - LMS MEDICAL SYSTEMS (TSX: LMZ), a healthcare technology company and developer of the CALM(TM) system (Computer Assisted Labor
Management) today reported results of operations for the fiscal year ended March
31st, 2005. All amounts are in Canadian dollars.

Revenue for the year ended March 31, 2005 increased by $946,000 to $1,060,000 from $114,000 for the same period last year. The loss for the fiscal year 2005, inclusive of special charges, was $9,237,000 ($0.60 per share) versus a loss of
$5,636,000 ($0.93 per share) for the same period in 2004. The increased loss is primarily attributable to increases in development, sales & marketing, administrative expenses and special charges.

Development expenses increased primarily due to increased staffing to meet development milestones. This resulted in a total increase, net of investment tax credits, of $1,822,000. Expenditures for sales & market development increased by
$750,000 due to increased activities and new employees. Administrative expenses increased by $660,000 due to expenses associated with being a public company and additional office, general and rental expenses related to increased Company staffing. In addition, in connection with the registration of the Company with the Toronto Stock Exchange and the Securities & Exchange Commission in the
United States and listing fees for the American Stock Exchange, special charges of $763,000 were incurred during the year ($nil in 2004). Finally the company recorded an expense of $485,000 in connection with stock options issued during the year ($nil in 2004).

Cash, cash equivalents and short-term investments held to maturity, as at March
31, 2005 totaled $11,858,000 versus $1,481,000 at March 31, 2004. The increase is due to the completion of the private placement, the reverse takeover transaction and the exercise of warrants, which generated gross proceeds of
$20,100,000. The total number of shares outstanding as at March 31, 2005 was
16.5 million compared to 9.2 million as at March 31, 2004.

An expanded Management's Discussion and Analysis for the year, and previous periods, is accessible on the LMS website at www.lmsmedical.com

HIGHLIGHTS:

  o      We completed the following issuance of common shares raising total gross proceeds of $20.1 million:

            1.    On April 1, 2004, we completed the reverse takeover
                  transaction and as a result we obtained net monetary assets of
                  $1.0 million. The net monetary assets were obtained by the non-operating public enterprise prior to the reverse takeover transaction, mainly from the issuance of capital stock for gross proceeds of $1.0 million in January 2004. In addition, as part of the reverse takeover transaction, the unsecured convertible debentures in the amount of $5.8 million were
                  converted into 1,740,000 of our Common Shares;

                                                             ... / more

            2.    In April 2004, we completed a $12 million equity financing;

            3.    In fiscal 2005, 2,150,000 warrants were exercised
                  generating cash of $6.9 million; and

            4.    In fiscal 2005, 49,000 options were exercised generating cash of $0.2 million.

o        In April 2004, our Common Shares were listed on the Toronto Stock
         Exchange.

o        In February 2005, our Common Shares were listed on the American Stock
         Exchange.

o        We expanded our existing sales channels by signing a distribution contract with a distributor in the United States (McKesson). This agreement covers the United States, Canada, the United Kingdom and
         Mexico.

o        In February 2005, we received clearance from the United States Food and
         Drug Administration to market Patterns, a new and innovative decision support software tool specifically directed at the health of the fetus.
         Development of the product is in progress and expected to be completed in the fourth quarter of 2006.

o        In the first half of fiscal 2006, we plan to release CALM(TM)3.0, our foundation labor and delivery product suite for large-scale health facilities. CALM(TM)3.0 was initially planned for release in March
         2005, and is currently scheduled for installation at a number of leading U.S. based hospitals.

o        In April of 2005, we entered into an agreement with AON Risk Services, a subsidiary of AON Corporation, to assist hospitals in improving their risk management profile in obstetrics.

o        We have established a Risk and Patient Safety Advisory Board that will provide guidance on how to achieve widespread adoption of our risk management tools. This will include strategies to mobilize hospital teams to implement proactive risk reduction programs and to develop value propositions that address the concerns of hospital
         administrators, clinicians, risk managers and insurers.

The Company expects installations and sales of its CALM 3.0 software to commence upon the product's market introduction in the second quarter of the fiscal 2006 year. The successful introduction of CALM 3.0 is anticipated to increase the
Company's U.S installed base, resulting in significantly increased revenues over that of fiscal 2005. Despite this projected increase in revenues the Company does not expect expenses to materially increase in the coming year. After deduction of third party distribution costs, the Company expects to incur a substantially reduced loss for fiscal 2006.

ABOUT LMS:

LMS is a leader in the application of advanced mathematical modeling and neural networks for medical use. The LMS CALM(TM) Decision Support Suite provides physicians, nursing staff, risk managers and hospital administrators with clinical information systems and decision support tools designed to improve outcomes and patient care for mothers and their infants during labor and delivery.

This press release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. For this purpose, any statements that are contained herein that are not statements of historical fact may be deemed to be forward-looking statements made pursuant to the safe harbor provisions of the Private Securities
Litigation Reform Act of 1995. Without limiting the foregoing, the words
"believes," "anticipates," "plans," "intends," "will," "should," "expects,"
"projects," and similar expressions are intended to identify forward-looking statements. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause actual results, future circumstances, or events to differ materially from those projected in the forward-looking statements. These risks include, but are not limited to, those associated with the success of research and development programs, the adequacy, timing, and results of clinical trials, the regulatory approval process, competition, securing and maintaining corporate alliances, market acceptance of the Company's products, the strength of intellectual property, financing capability, the potential dilutive effects of any financing, reliance on subcontractors and key personnel, and other risks detailed from time-to-time in the Company's public disclosure documents or other filings with the Canadian and U.S. securities commissions or other securities regulatory bodies. The forward-looking statements are made as of the date hereof, and the Company disclaims any intention and has no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.